Exhibit 10.1

June 15, 2023

Matti Masanovich

[Address on file with Company]

Dear Matti:

Congratulations on this offer to join our team! Catalent hires people with a passion to make a difference to the health of millions of people globally. Your expertise, coupled with Catalent’s expertise and capabilities and its collaborations with thousands of innovative pharmaceutical, biotech, and healthcare companies, will help us develop, supply, and deliver billions of doses of life-enhancing products. We take great pride in hiring professionals like you, who have talent, drive, and commitment. We can’t wait to have you join us as we work to advance new medicines for the benefit of patients around the world. We’re confident that you will find your career with Catalent to be filled with opportunities, new challenges, and meaningful work. Attached is important information about our organization and your individual position, rewards, and benefits.

The major provisions of your offer, which is subject to the approval of Catalent’s Board of Directors or its Compensation and Leadership Committee (CLC), are:

Position: Your position will be Senior Vice President and Chief Financial Officer, reporting directly to Alessandro Maselli, President & CEO. You will also be a member of Catalent’s Executive Leadership Team (ELT). The situs of this position is our corporate headquarters in Somerset, New Jersey. While we acknowledge that your primary residence will remain in Fort Lauderdale, Florida, we will expect you to spend at least 50% of your time either in our Somerset offices or traveling on Catalent business.

Compensation: Your bi-weekly base rate of pay will be $30,769 (annualized to $800,000). Catalent employees are paid every other Friday, one week in arrears (one week behind the most current workweek you’ve completed).

Performance: Performance and merit-based compensation are reviewed as part of an annual process that generally takes place starting during the last quarter of a fiscal year and ending during the first quarter of the following fiscal year. Assuming that your start date will be on or about July 5, 2023, your first compensation review will likely occur in the annual process for the fiscal year beginning July 1, 2024.

Rewards: Catalent is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance. Effective on your first day of employment, you will be eligible for our health, life, disability, and 401(k) retirement savings plans, as well as all other plans and programs generally available to our U.S. employees. You will receive more information on these benefits during your new hire orientation session. In addition, you will receive or be eligible to participate in the following:

•

You are eligible to participate in Catalent’s short-term incentive plan, which we call the Management Incentive Plan (MIP). Your annual incentive target will be $640,000. You will be eligible for a MIP bonus beginning in our 2024 fiscal year (July 1, 2023 – June 30, 2024), pro-rated based on your hire date. Annual bonus payments are determined based upon the achievement of specific company and personal objectives and are not guaranteed. In order to receive your MIP payment, you must be actively employed at the time of payout. Please refer to the MIP summary document for further details.

•

In recognition of your leadership position, you will be recommended to receive an initial Long-Term Incentive Plan (LTIP) annual grant equal to $5,000,000. Since LTIP grants have equity components, your grant is subject to the approval of the CLC. The initial grant date will be your hire date. In future years, your LTIP target will be $2,500,000. LTIP grants are made during the first quarter of each fiscal year in accordance with Catalent’s standard equity grant cycle. The complete terms and conditions of the LTIP, including the equity components and related award agreements, will be provided to you shortly after your hire date and are conditioned on, among other things, your acceptance of certain restrictive covenants.

•

As a member of the ELT, you will be eligible to participate in Catalent’s Deferred Compensation Plan, which enables you to save over the IRS limits in the qualified 401(k) plan. Complete details on the features of this plan and how to enroll will be mailed to your home following your hire date. You will also be eligible for all other benefits generally made available to members of the ELT, including:

•

Financial Planning: Each calendar year, as a member of the ELT, you are eligible for financial planning either by using AYCO (the financial planning unit of Goldman Sachs) or a financial planner of your choice. If you use a financial planner of your choice, your maximum reimbursement per annum is $15,000, which will be considered taxable income and taxed accordingly. More details on financial planning will be provided after your hire date.

Paid Time Off: Upon joining Catalent, you will receive eight (8) paid company holidays (New Year’s Day, MLK Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day). In addition:

•

You will be eligible to receive 208 hours (26 days) of PTO per calendar year, pro-rated in your first year based on the number of months you are employed. Future increases to PTO entitlement will be in accordance with Catalent’s prevailing Company PTO policy. PTO includes vacation, sick, and personal days. Carryover of unused PTO is allowed as and to the extent set forth in Catalent’s PTO policy.

Start Date: Your first day of employment will be on July 5, 2023, subject to the satisfactory completion of a background check and drug screening test.

Severance: You will receive a separate severance letter agreement, which entitles you to a severance benefit equal to your annual base salary plus MIP target bonus, subject to the terms of the letter agreement.

Stock Ownership: As Senior Vice President and Chief Financial Officer, you will be subject to Catalent’s Executive Stock Ownership Guidelines. These are available from Human Resources.

Reimbursement of legal fees: Within 60 days of your hire date, Catalent will reimburse you for legal fees you may have incurred in conjunction with the acceptance of this offer, up to $2,000, upon submission of an expense reimbursement request subject to our usual requirements.

Offer Requirements: Consistent with our policies for all Catalent personnel and the special considerations of our industry, this offer is contingent upon the satisfactory completion of a drug screen and background check, including reference checks.

•

The company-paid drug screen must be completed within 30 calendar days prior to your start date, with acceptable results. After acceptance of this offer, a chain of custody form, required for your drug screen, will be sent to you via e-mail by our vendor with information on how to complete the drug screen. The e-mail will also contain contact information for the nearest testing facility to your home address. Be sure to bring a printed copy of the e-mail along with a government-issued photo ID to the facility in order to process your drug screen.

•

A background check, including reference checks, must be complete prior to your start of employment, with satisfactory results. You will be receiving an e-mail from our vendor with information on how to complete the necessary documentation to initiate the required checks and to provide your authorization.

•	On your first day of employment, you will receive and will be asked to sign the Catalent Pharma Solutions Confidentiality Agreement.

•

The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of all new employees. In accordance with this Act, please bring the appropriate identifying documents with you on your first day of employment. An electronic copy of the I-9 form, including a list of accepted documentation for proof of work authorization, will be sent to you after you pass all pre-hire contingencies.

•

Catalent does not hire employees for the purpose of acquiring their former employers’ trade secrets, intellectual property, or other confidential or proprietary information. In that regard, Catalent expects you to honor your legal obligations to your former employer(s), and you are not permitted to utilize any confidential or proprietary information of your former employer(s) in order to conduct business on behalf of Catalent under any circumstances.

•

Your signature accepting this offer of employment is also your confirmation that you are either not a party to a non-competition or non-solicitation agreement that implicates your duties at Catalent or are a party to such an agreement and will honor your legal obligations to your current (and/or former) employer. If you believe that you cannot perform effectively for Catalent under any lawful and applicable restriction, you must promptly inform Catalent of that fact. Further, in the event any legal action is taken by your former employer as a result of your employment by Catalent, Catalent will have no legal obligation to pay or reimburse you for your legal fees, representation, or damages associated with that legal action. Catalent will take whatever steps it deems appropriate under those circumstances.

Term: Employment with Catalent is not for any definite period of time and is terminable, with or without notice or reason, at the will of either you or the company. There shall be no contract of employment, express or implied.

Ethics: As a company founded on a core set of values, you will be provided with Catalent’s Standards of Business Conduct and will be required to sign a letter of compliance at the commencement of employment and from time to time thereafter.

Please signify your acceptance of this offer of employment by scanning/emailing a signed/dated copy of this offer letter to my attention.

If you have any question, please feel free to call me at ###-###-####.

Sincerely yours,

/s/ Ricardo Pravda

Ricardo Pravda

I accept the above offer of employment:

/s/ Matti Masanovich	June 17, 2023
Matti Masanovich	Date